UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 2, 2008 (March 28, 2008)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers

To further align his interests with those of Janus Capital Group Inc. (the “Company”) and to be consistent with other senior executives, the Company’s Chief Executive Officer (“CEO”), Gary D. Black, has decided to forego his current employment agreement (defined below) and replace it with a severance rights agreement (defined below).  Mr. Black’s decision reflects his confidence in the Company’s ability to perform over the long term.

Mr. Black, age 48, has been with the Company since April 2004.  He was elected CEO as of January 1, 2006, and will remain in his CEO capacity without any change to his responsibilities and duties.  Based on his non-renewal notice to the Company on March 28, 2008, the term of Mr. Black’s current Amended and Restated Employment Agreement, dated as of September 25, 2006 (“Employment Agreement”) will now end on April 30, 2008.  In place of the Employment Agreement, Mr. Black and the Company have entered into a severance rights agreement (the “Severance Rights Agreement”) to be effective as of May 1, 2008, and which will supersede the terms of the Employment Agreement.

The material provisions of the Severance Rights Agreement are summarized below and provide substantially similar severance rights to those that were provided in Mr. Black’s Employment Agreement.  The summary of the Severance Rights Agreement is qualified in its entirety by reference to the full text of the Severance Rights Agreement attached as an exhibit to this Form 8-K.  In the event of a conflict between the summary below and the provisions of the Severance Rights Agreement, the provisions of the Severance Rights Agreement prevail.

Termination by the Company (other than for Cause, Death or Disability) or Termination by Mr. Black for Good Reason prior to a Change in Control

Pursuant to the terms of the Severance Rights Agreement, in the event that the Company terminates Mr. Black’s employment other than for cause, death or disability, or if Mr. Black resigns for “Good Reason” (as described below), the Company will pay to Mr. Black an amount equal to the sum of:  (i) Mr. Black’s annual base salary through his date of termination; (ii) any earned but unpaid annual bonus with respect to the prior fiscal year; and (iii) severance compensation in an amount equal to the sum of his annual base salary and his annual target bonus for the year of the date of termination (or, if greater, his actual bonus paid for services performed during the year preceding the year of the date of termination).  In addition, all unvested long-term incentive awards will immediately vest and be paid in full, and all stock options will remain exercisable for their respective terms.  The Company will also continue to provide welfare benefits to Mr. Black and his dependents for one year following his date of termination.  Mr. Black is subject to customary non-solicit and non-interference covenants for the one year period following termination of his employment.

“Good Reason” arises when (without Mr. Black’s express written consent) one of the following events occurs, unless the Company remedies such event within thirty days after Mr. Black provides a written notice to the Company detailing the acts or omissions resulting in his belief that Good Reason exists: (i) a material negative change or reduction to his current authority, title, duties or reporting relationships as Chief Executive Officer; (ii) he is required to relocate outside the New York metropolitan area in a manner that results in a material negative change to the geographic location that he performs services to the Company; (iii) a material reduction in the overall value of his compensation and benefits package (excluding any reduction generally applicable to other executive officers); (iv) his removal from the position of CEO or removal from the Executive Committee; or (v) a failure to assign his employment agreement to a successor company.

Item 7.01  Regulation FD Disclosure

On March 31, 2008, the Company increased its ownership of Enhanced Investment Technologies, LLC (“INTECH”) to approximately 89.5% with the purchase of an additional three percent (3%) ownership interest from the INTECH founders for approximately $61 million.  INTECH manages institutional and private accounts and subadvises certain Company mutual funds.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Severance Rights Agreement by and between Janus Capital Group Inc. and Gary D. Black, effective as of May, 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: April 2, 2008	By:	/s/ Gregory A. Frost
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Severance Rights Agreement by and between Janus Capital Group Inc. and Gary D. Black, effective as of May, 1, 2008